SUBSIDIARIES OF THE REGISTRANT

                                                    Jurisdiction of
                 Name                         Incorporation or Organization
                 ----                         ------------------------------

Clayton County Federal Savings and Loan               United States
Association(1)


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(1)   This  subsidiary  conducts  business  under  this  name  and  has  its own subsidiary, CCF Financial Services, Inc., a Georgia corporation.